PROSPECTUS SUPPLEMENT                        FILED PURSUANT TO 424(b)(3) and (c)
(TO PROSPECTUS DATED AUGUST 28, 2000)                 REGISTRATION No. 333-37742


                            COR THERAPEUTICS, INC.

    $300,000,000 Principal Amount 5.00% Convertible Subordinated Notes due

 March 1,2007 and Shares of Common Stock Issuable upon Conversion of the Notes


                                ________________

  This prospectus supplement should be read in conjunction with the prospectus dated August 28, 2000, which is to be delivered with the prospectus supplement.

  See "Risk Factors" beginning on page 5 of the prospectus to read about factors you should consider before purchasing the notes or our common stock.

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                ________________

     The table, including related notes, appearing in the prospectus under the heading "Selling Security Holders" is superceded by the following table, including related notes:


                                                                                                                 COMMON STOCK
                                                                                   SHARES OF                        OWNED
                                                         PRINCIPAL AMOUNT         COMMON STOCK       COMMON         AFTER
                                                             OF NOTES             BENEFICIALLY        STOCK       COMPLETION
NAME                                                        OFFERED(1)              OWNED(2)         OFFERED      OF OFFERING
----                                                    ------------------       --------------     ---------    -------------
AAM/Zazove Institutional Income Fund, L.P.                      625,000               18,502          18,502              0
AIG/National Union Fire Insurance                             1,330,000               39,376          39,376              0
AIG SoundShore Holdings Ltd.                                  3,500,000              103,620         103,620              0
AIG SoundShore Opportunity Holdings Fund Ltd                  3,500,000              103,620         103,620              0
AIG SoundShore Strategic Holdings Fund Ltd                    1,000,000               29,606          29,606              0
Allstate Insurance Company                                    1,470,000               59,920(3)       43,520         16,400
Aloha Airlines Pilots Retirement Trust                           75,000                2,220           2,220              0
Aloha Airlines Non-Pilots Pension Trust                         130,000                3,848           3,848              0
Argent Classic Convertible Arbitrage Fund L.P.                6,250,000              185,034         185,034              0
Argent Classic Convertible Arbitrage Fund (Bermuda)           9,500,000              281,253         281,253              0
 L.P.
Argent Convertible Arbitrage Fund Ltd                         2,000,000               59,210          59,210              0
Associated Electric & Gas Insurance Service Limited             500,000               14,803          14,803              0
Boulder II Limited                                            7,750,000              229,442         229,442              0
BP. Amoco Plc. Master Trust                                   4,069,000              120,464         120,464              0
Castle Convertible Fund, Inc.                                   500,000               14,803          14,803              0
C&H Sugar Company, Inc.                                         205,000                6,068           6,068              0
CIBC World Markets (4)                                        3,250,000               96,218          96,218              0
The Common  Fund for Non-Profit Organizations                    45,000(5)             1,747           1,332            415(5)
Credit Suisse First Boston Corporation                        7,500,000              222,042         222,042              0
DaimlerChrysler Corporation Emp. #1 Pension Plan dtd          1,946,000               57,612          57,612              0
 4/1/89
Deutsche Bank Securities Inc.                                67,400,000             1,995418       1,995,418              0
Employee Benefit Convertible Securities Fund                    160,000                4,737           4,737              0
Estate of James Campbell                                      1,161,000               34,372          34,372              0

Franklin & Marshall College                                     134,000                3,966           3,966              0
GE Pension Trust                                                964,000               28,538          28,538              0
Georges et/ou Maya Andraos                                      100,000                2,960           2,960              0
Goldman Sachs & Co.(6)                                        2,741,000               81,149          81,149              0
Grace Brothers, LTD                                           1,500,000               44,408          44,408              0
Hawaiian Airlines Employees Pension Plan - IAM                  110,000                3,256           3,256              0
Hawaiian Airlines Pension Plan for Salaried Employees            30,000                  888             888              0
Hawaiian Airlines Pilots Retirement Trust                       180,000                5,328           5,328              0
Highbridge International LLC                                 27,900,000              825,996         825,996              0
HT Insight Convertible Securities Fund                          300,000                8,880           8,880              0
Island Holdings                                                  75,000                2,220           2,220              0
ITG. Inc.                                                       220,000                6,512           6,512              0
Jefferies & Company                                             500,000               14,803          14,803              0
JMG Capital Partners, LP                                     10,000,000              296,056         296,056              0
JMG Triton Offshore Fund, Ltd.                               14,000,000              414,478         414,478              0
J.P. Morgan Securities Inc.                                     237,000                7,017           7,017              0
KBC Financial Products                                        4,500,000              133,225         133,225              0
LDG Limited                                                     125,000                3,700           3,700              0
Legion Strategies Ltd.                                           45,000(7)             1,776           1,332            444(7)
Levco Alternative Fund, Ltd.                                    999,000(8)            38,635          29,576          9,059(8)
Lexington Vantage Fund                                           50,000                1,480           1,480              0
Lipper Convertibles, L.P.                                     5,400,000              159,870         159,870              0
Lipper Offshore Convertibles, L.P.                              500,000               14,803          14,803              0
Lyxor Master Fund                                             2,300,000               68,092          68,092              0
Mainstay Convertible Fund                                     1,250,000               37,007          37,007              0
McMahan Securities Company L.P.                                 134,000                3,967           3,967              0
Museum of Fine Arts, Boston                                      20,000                  592             592              0
Nalco Chemical Company                                          525,000               15,542          15,542              0
Nations Convertible Securities Fund                           2,840,000               84,080          84,080              0
New York Life Insurance Company                              13,550,000              401,154         401,154              0
Onex Industrial Partners Limited                              3,750,000              111,020         111,020              0
Parker-Hannifin Corporation                                      35,000                1,036           1,036              0
Pebble Capital, Inc.                                          3,500,000              103,618         103,618              0
Penn Treaty Network America Insurance Company                   156,000                4,618           4,618              0
Pioneer High Yield Fund                                         300,000                8,880           8,880              0
ProMutual                                                        74,000                2,190           2,190              0
Purchase Associates, L.P.                                       411,000(9)            16,105          12,168          3,937(9)
Putnam Asset Allocation Funds-Balanced Portfolio                139,000                4,114           4,114              0
Putnam Asset Allocation Funds-Conservative Portfolio             89,000                2,634           2,634              0
Putnam Balanced Retirement Fund                                  39,000                1,154           1,154              0
Putnam Convertible Income-Growth Trust                        2,024,000               59,920          59,920              0
Putnam Convertible Opportunities and Income Trust                59,000                1,746           1,746              0
Queen's Health Plan                                              45,000                1,332           1,332              0
R2 Investments, LDC                                          31,050,000              919,254         919,254              0
Robertson Stephens(10)                                       10,000,000              296,056         296,056              0
Salomon Brothers Asset Management , Inc.                      7,000,000              207,238         207,238              0
San Diego County Employees Retirement Association             2,595,000               76,827          76,827              0
Silvercreek Limited Partnership                               4,000,000              118,422         118,422              0
Southern Farm Bureau Life Insurance - FRIC                      650,000               19,242          19,242              0
Starvest Combined Portfolio                                   1,690,000               50,033          50,033              0
State of Oregon/SAIF Corporation                              6,425,000              190,216         190,216              0
Tribeca Investment L.L.C                                      5,000,000              148,028         148,028              0
TQA Master Fund, Ltd.                                         1,850,000               49,220          49,220              0
TQA Master Plus Fund, Ltd.                                      400,000               11,821          11,842              0
University of Rochester                                          19,000                  562             562              0
Van Kampen Harbor Fund                                        4,250,000              125,824         125,824              0
Zurich HFR Master Hedge Fund Index Ltd                          150,000                4,440           4,440              0
Zurich HFR Master Hedge Fund Index Ltd Globlal                  100,000                2,961           2,961              0
Zurich HFR Mstr Hdg Fund                                         75,000                2,220           2,220              0

(1) Unless otherwise noted, the principal amount offered equals the principal amount beneficially owned.
(2) Unless otherwise noted, represents shares of common stock issuable upon conversion of notes.
(3) Includes 8,200 shares held by Allstate Insurance Company, 1,000 shares held by Allstate Life Insurance Company, 1,800 shares held by Agents Pension Plan and 5,400 shares held by Allstate Retirement Plan.

(4) CIBC World Markets was an initial purchaser of the notes from us. CIBC World Markets purchased the notes listed on this table for its own account and not for purposes of distribution.
(5) Selling Security Holder beneficially owns an additional $14,000 principal amount of the notes and the shares of common stock issuable upon conversion thereof, which are not being offered hereby.
(6)  Goldman, Sachs & Co. was an initial purchaser of the notes from us.
     Goldman Sachs purchased the notes listed on this table in the after-market for its own account and not for purposes of distribution.
(7) Selling Security Holder beneficially owns an additional $15,000 principal amount of the notes and the shares of common stock issuable upon conversion thereof, which are not being offered hereby.
(8) Selling Security Holder beneficially owns an additional $306,000 principal amount of the notes and the shares of common stock issuable upon conversion thereof, which are not being offered hereby.
(9) Selling Security Holder beneficially owns an additional $133,000 principal amount of the notes and the shares of common stock issuable upon conversion thereof, which are not being offered hereby.
(10) Robertson Stephens was an initial purchaser of the notes from us.
     Robertson Stephens purchased the notes listed on this table for its own account and not for purposes of distribution.

           The date of this Prospectus Supplement is October 5, 2000.